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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSUA) Insituform Technologies, Inc. Announces Acquisition of Elmore Pipe Jacking, Inc.

         Chesterfield, MO - May 2, 2002 - Insituform Technologies, Inc. (Nasdaq National Market: INSUA) ("Insituform") today announced they have completed the acquisition of the business and certain assets and liabilities of Elmore Pipe Jacking, Inc. ("Elmore") of Lake View, California, for approximately $12.5 million. Elmore has been a regional provider of trenchless tunneling, microtunneling, segmented lining and pipe jacking services in the western U.S. for over 20 years.
         The acquisition is expected to be accretive to earnings, beginning in the current year. Elmore has been working on numerous projects in the western U.S. and will bring an additional current backlog of $19 million. In recent years, Elmore's revenues have averaged in excess of $20 million per year, with revenues expected to remain above that level for the foreseeable future.
         Commenting, Anthony W. (Tony) Hooper, Chairman of the Board, President and Chief Executive Officer of Insituform, stated, "We are pleased to add the accumulated experience and capabilities of Elmore and its portfolio of trenchless products to our Tunneling Business. Together with recent large tunneling project awards in Chicago and St. Louis, this acquisition positions our Tunneling Business segment for continued success. The combination of Elmore with our existing businesses also makes Insituform one of the top microtunneling companies in the U.S."
         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.
         This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000